Exhibit 99.1

IA GLOBAL CLOSES $3,750,000 IN FUNDING FROM CONVERTIBLE DEBENTURES, EXPECTS TO INCREASE STOCKHOLDERS’ EQUITY ABOVE AMEX $6,000,000 REQUIREMENT

TAMPA, FL August 2, 2005/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that it closed its sale of $3,750,000 of convertible debentures, which it previously announced on June 28, 2005. The company will use the proceeds from this financing to accelerate the formation of IAO Japan (a subsidiary of IAO that will serve as a holding company for new IAO Japanese businesses), to continue its merger and acquisition strategy, and for general corporate purposes. This financing includes a beneficial conversion feature, which is expected to increase the company’s stockholders’ equity by $1,250,000 to above $6,000,000 as of June 30, 2005 and to help us maintain our AMEX listing.

The terms of the convertible notes provide for a conversion price of $.30 per share, or 12,500,000 shares, until June 28, 2008, with an automatic conversion on June 28, 2008 at a 25% discount to the trailing five day average price on June 28, 2008. The coupon rate is 7.5% per annum payable in cash at the earlier of the conversion date or June 28, 2008. The company has committed to filing a registration statement covering the shares issuable upon conversion within thirty days of the closing. JPB (Switzerland) A.G., a party affiliated with our majority shareholder, advised the company on the transaction and will receive a 7% fee.

The company’s CEO, Alan Margerison, said, “We are pleased to receive this funding, which we expect to use to grow the IA Global business. This financing will significantly strengthen the financial position of the company and increase our stockholders’ equity above the $6,000,000 required to maintain our AMEX listing. It is a very positive step and we continue to work with AMEX to maintain our listing.”

There is no guarantee that the company will be successful in maintaining its AMEX listing.

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the gaming, entertainment and technology areas. We own 60.5% equity interest in Rex Tokyo Co Ltd, which is a supplier and installer of parts to the Pachinko and slot machine gaming industry in Japan. Rex Tokyo supplies such items such as automatic medal dispensing machines, automatic cigarette butt disposal systems, lighting systems and Pachinko balls and other Pachinko accessory products as well as numerous new Pachinko and slot machines. We own 100% of Global Hotline, Inc, which operates call centers and is a reseller of telephone and broadband lines in Japan.

For further information, contact:

Mark Scott, CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Specifically, the statement in this press release concerning the beneficial conversion feature and stockholder’s equity as of June 30, 2005 are forward-looking statements. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.”